DESTINATION MATERNITY CORPORATION

CONTACT:
Judd P. Tirnauer
Executive Vice President & Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS SALES AND PROVIDES UPDATED EARNINGS GUIDANCE FOR SECOND QUARTER OF FISCAL 2013
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Company Expects Second Quarter Earnings to Be In the Top Half of its Prior Earnings Guidance Range and to Exceed Last Year's Results

Philadelphia, PA, April 11, 2013 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today reported sales for the second quarter of fiscal 2013 ended March 31, 2013, and announced that it expects its second quarter fiscal 2013 earnings to be in the top half of its prior earnings guidance range and to exceed last year's second quarter earnings.

Net sales for the second quarter of fiscal 2013 decreased 2.1% to $134.9 million from $137.8 million reported for the second quarter of fiscal 2012. Comparable sales data (which includes Internet sales) for the second quarter of fiscal 2013 and 2012 is presented in the table below.

	Second Quarter Ended
	March 2013	March 2012
	% increase (decrease)
Comparable Sales
Reported basis	1.6%	3.2%
Adjusted for calendar timing shift	2.4%	0.7%

The decrease in total reported sales for the second quarter of fiscal 2013 compared to the second quarter of fiscal 2012 resulted primarily from decreased sales due to the closure of all of the Company's remaining leased departments within Babies"R"Us® stores during the month of October 2012, and decreased sales related to the Company's continued efforts to close underperforming stores, partially offset by the increase in comparable sales.

Net sales for the first six months of fiscal 2013 decreased 1.5% to $270.1 million from $274.1 million reported for the first six months of fiscal 2012. Comparable sales data for the first six months of fiscal 2013 and 2012 is presented in the table below.

	Six Months Ended
	March 2013	March 2012
	% increase (decrease)
Comparable Sales
Reported basis	1.9%	(0.6)%
Adjusted for calendar timing shift	3.1%	(1.6)%

The decrease in total reported sales for the first six months of fiscal 2013 compared to the first six months of fiscal 2012 resulted primarily from decreased sales due to the closure of all of the Company's remaining leased departments within Babies"R"Us stores during the month of October 2012, and decreased sales related to the Company's continued efforts to close underperforming stores, partially offset by the increase in comparable sales.

Ed Krell, Chief Executive Officer of Destination Maternity, noted, "We are pleased with our continued positive comparable sales results and our strong earnings performance, with our expected earnings for the second quarter in the top half of our prior earnings guidance range. For the quarter, our sales were within, but toward the lower end of, our sales guidance range. We believe that our sales for the month of March and for the second quarter as a whole were negatively impacted by unseasonably cold weather in March 2013 throughout many regions of the United States, especially compared to the significantly warmer Spring-like weather of March 2012. Nonetheless, with our continued tight management of expenses, we expect our diluted earnings per share for the second quarter to be in the top half of our prior earnings guidance range of $0.38 to $0.44 per share that we provided in our January 31, 2013 press release, and to be higher than last year's second quarter diluted earnings of $0.38 per share. This represents our third consecutive quarter of achieving both a comparable sales increase and an increase in earnings over the prior year, showing the continued progress we have made with our sales initiatives, while maintaining strong operational and expense discipline.

"Our progress in improving our comparable sales results can be seen by our adjusted comparable sales increases of 2.4% for the second quarter and 3.1% for the first six months of fiscal 2013, both adjusted for the calendar timing shift as described later in this press release.

"Our total sales of $134.9 million for the second quarter were within our sales guidance range of $134 to $138 million provided in our January 31 press release, primarily due to our reported comparable sales increase of 1.6%, which was within our guidance range for a comparable sales increase of between 0.5% and 3.5% for the quarter.

For the quarter ended March 31, 2013, the Company opened eight stores, three of which were multi-brand Destination Maternity stores, including the Company's first Destination Maternity superstore in Canada, and closed 16 stores, including five store closings related to Destination Maternity store openings. As of March 31, 2013, the Company operates 613 stores, 1,262 leased department locations and 1,875 total retail locations, compared to 643 stores, 1,384 leased department locations and 2,027 total retail locations operated as of March 31, 2012. In connection with the Company's new broad-based partnership with Bed Bath & Beyond Inc. and its subsidiary, Buy Buy Baby, Inc., the Company discontinued operation of its 124 remaining leased departments in Babies"R"Us stores in late October 2012 and began to open leased departments in select buybuy BABY® stores. According to Bed Bath & Beyond Inc.'s latest public disclosure, as of April 10, 2013 there are 83 buybuy BABY stores. As of March 31, 2013, the Company operates leased departments in 14 of these stores. Over time, the Company expects to significantly increase the number of buybuy BABY stores in which it has a maternity apparel leased department.

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar quarter basis, rather than on a "4-5-4 retail fiscal calendar" where each fiscal week and fiscal quarter starts on a Sunday and ends on a Saturday.  Thus, for each calendar quarter, there is a "days adjustment calendar shift" which may help or hurt reported calendar quarter sales and comparable sales due to different days of the week typically contributing more sales than other days of the week.  In order to quantify and eliminate the effect on comparable sales results of the "days adjustment calendar shift", the Company also presents comparable store sales on an adjusted basis. For the second quarter of fiscal 2013, adjusted comparable sales were measured for the period Tuesday January 1, 2013 through Sunday March 31, 2013 compared to the period Tuesday January 3, 2012 through Sunday April 1, 2012. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the second quarter of fiscal 2013 by approximately 0.8 percentage points, primarily as a result of having one less day in the quarter versus the second quarter of fiscal 2012, due to 2012 being a leap year. Thus, adjusted comparable sales for the second quarter of fiscal 2013 increased 2.4%, compared to the reported comparable sales increase of 1.6%. For the first six months of fiscal 2013, adjusted comparable sales were measured for the period Monday October 1, 2012 through Sunday March 31, 2013 compared to the period Monday October 3, 2011 through Sunday April 1, 2012. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the first six months of fiscal 2013 by approximately 1.2 percentage points, primarily as a result of: (1) having one less Saturday versus the first six months of fiscal 2012, and (2) having one less day versus the first six months of fiscal 2012 due to the leap year in 2012. Thus, adjusted comparable sales for the first six months of fiscal 2013 increased 3.1%, compared to the reported comparable sales increase of 1.9%. For the second quarter and first six months of fiscal 2012, the Company estimates the calendar shift favorably impacted its reported comparable sales by approximately 2.5 and 1.0 percentage points, respectively.

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Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel. In the United States and Canada, as of March 31, 2013, Destination Maternity operates 1,875 retail locations, including 613 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,262 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at over 1,100 Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has exclusive store franchise and product supply relationships in India, the Middle East and South Korea. As of March 31, 2013, Destination Maternity has 140 international franchised locations, including 124 shop-in-shop locations and 16 Destination Maternity branded stores.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel,  expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, the continuation of the regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.